Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-131259) pertaining to the Caribou Coffee Company, Inc. and Affiliates 1994 Stock Awards Plan, 2001 Stock Incentive Plan, and 2005 Equity Incentive Plan and in the Registration Statement (Form S-3 No. 333-170634) of our report dated March 25, 2011, with respect to the consolidated financial statements and schedule of Caribou Coffee Company, Inc. and Affiliates, included in this Annual Report (Form 10-K) for the year ended January 2, 2011.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
March 25, 2011